Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2006

CenterState Banks of Florida, Inc. Announces

Second Quarter 2006 Operating Results

WINTER HAVEN, FL. – July 24, 2006 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the second quarter 2006 of $2,207,000, up 54%, compared to $1,432,000 earned in the second quarter of 2005. Earnings per share for the current quarter was $0.19, up 15%, compared to $0.165 for the same quarter last year.

Net income for the six month period ending 6/30/06 was $4,017,000, up 49% compared to $2,694,000 reported for the similar period last year. Earnings per share was $0.36, up 14%, compared to $0.315 for the similar period last year.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Net interest income	$9,581	$8,264	$7,955	$7,499	$6,817
Provision for loan losses	(206)	(240)	(270)	(255)	(255)

Net interest income after loan loss provision	9,375	8,024	7,685	7,244	6,562
Non interest income	1,507	1,495	1,313	1,416	1,310
Non interest expense	(7,297)	(6,590)	(6,117)	(5,784)	(5,583)

Income before income tax	3,585	2,929	2,881	2,876	2,289
Income tax expense	(1,378)	(1,119)	(1,046)	(1,075)	(857)

NET INCOME	$2,207	$1,810	$1,835	$1,801	$1,432

EPS (basic)	$0.20	$0.17	$0.175	$0.17	$0.175
EPS (diluted)	$0.19	$0.17	$0.170	$0.17	$0.165

Stock split

During May 2006 the Company split its common stock in two (2 for 1 stock split), doubling the number of common stock shares outstanding. At June 30, 2006 there were 11,109,500 shares of common stock outstanding. The total shares of common stock authorized have also been increased from 20,000,000 to 40,000,000. All per share data has been adjusted to reflect the stock split.

Russell 2000

Each year the Russell reconstitutes its indexes capturing the 3,000 largest U.S. stocks ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000. The measurement date occurs on the last trading day of May, and the reconstitution date occurs on the last trading day of June. The Company has been included in the Russell 2000 this year, the first time in its history.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Branch activity

Of the Company’s current 29 banking locations, four are what the Company refers to as “freedom offices,” which are small offices located inside gated retirement communities in central Florida. The office is usually located in a small room or area of the community’s “club house,” and caters to the needs of that particular community. Two of the four are very successful. The other two have not performed near as well. Consequently, management has decided to close those two locations subject to the appropriate bank regulatory approvals. Their closing date is expected to occur during this coming October. The two offices combined have total deposits of approximately $1,800,000.

Two new branches are currently under construction. One is located in Osceola County (St. Cloud, Florida area) and the other is in Polk County, south of Lakeland, Florida. Both of those offices are expected to open by the end of this year, although one may open at the beginning of next year. In addition, a new branch in Lake County (Eustis, Florida area) is expected to open in a temporary location before the end of this year. This branch is expected to operate in the temporary location until a permanent facility is built, which is expected to be complete by the end of next year. Several other site locations have been purchased or are in the process of being purchased for future branches in 2007 and 2008. During the six months ended June 30, 2006, our purchase and construction activity included the following:

$600,000	purchased land for future branch site Crystal River, Florida (Citrus County)
515,000	purchased land for future branch site Bushnell, Florida (Sumter County)
1,700,000	purchased land for future branch and corporate office site (Polk County)
1,450,000	purchased land for future branch site Eustis, Florida (Lake County)*

*	To obtain the desired location, the Company purchased a larger parcel of land of which it intends to use a portion as a branch site, and sell the excess piece of property.

$190,000	construction in progress, St. Cloud branch (Osceola County)
400,000	construction in progress, South Lakeland branch (Polk County)
300,000	construction cost – build out second floor Lake Wales branch (Polk County); completed
100,000	leasehold improvements; additional space for downtown Lakeland branch (Polk County)

Dividend

The board of directors declared a quarterly dividend of $0.035 per share payable on September 29, 2006 to all shareholders of record as of September 15, 2006.

Financial highlights

Exclusive of the $53,336,000 of loans acquired through the March 31, 2006 acquisition of

CenterState Bank Mid Florida, organic loan growth during the first six months of the year was approximately $51,644,000, or 10% (20% annualized). In terms of deposits, again excluding the deposits acquired through the Mid FL transaction (approximately $78,302,000), organic deposit growth during the six month period was approximately $59,392,000, or 8.3% (16.6% annualized).

The net interest margin for the current quarter was 4.27% compared to 3.75% for the comparable quarter in 2005. Annualized return on average assets was 0.89% for the current quarter compared to 0.72% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
Cash and due from banks	$36,625	$35,165	$41,949	$28,086	$42,727
Fed funds and money market	80,285	91,294	52,977	57,401	70,229
Investments	232,063	222,305	218,841	224,092	197,010
Loans	621,638	599,884	516,658	504,783	487,468
Allowance for loan losses	(7,310)	(7,095)	(6,491)	(6,426)	(6,169)
Goodwill	9,863	9,986	4,675	4,675	4,675
Core deposit intangible	3,414	3,580	479	497	515
Bank owned life insurance	6,172	6,108	6,043	—	—
Other assets	45,880	41,544	36,390	35,053	33,587

TOTAL ASSETS	$1,028,630	$1,004,713	$871,521	$848,161	$830,042

Deposits	$855,031	$829,667	$717,337	$696,121	$686,553
Other borrowings	58,595	56,973	52,811	52,741	50,598
Other liabilities	3,932	8,146	4,012	2,740	2,328
Minority interest	—	—	120	120	120
Stockholders’ equity	111,072	109,927	97,241	96,439	90,443

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,028,630	$1,004,713	$871,521	$848,161	$830,042

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars

At quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Investments and fed funds	$287,099	$268,788	$264,232	$279,354	$251,795
Loans	611,379	531,895	511,339	494,493	474,937
Allowance for loan losses	(7,226)	(6,524)	(6,444)	(6,294)	(6,040)
All other assets	99,470	80,120	76,612	66,467	69,499

TOTAL ASSETS	$990,722	$874,279	$845,739	$834,020	$790,191

Deposits- interest bearing	$611,678	$519,587	$498,465	$498,576	$497,829
Deposits- non interest bearing	204,138	195,670	193,218	183,159	179,339
Other borrowings	59,413	57,022	52,880	51,807	49,234
Other liabilities	4,726	3,520	4,123	5,170	1,738
Minority interest	—	120	120	120	120
Stockholders’ equity	110,767	98,360	96,933	95,188	61,931

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$990,722	$874,279	$845,739	$834,020	$790,191

Selected financial ratios (unaudited)

As of or for the quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Return on average assets	0.89%	0.83%	0.87%	0.86%	0.72%
Return on average equity	7.97%	7.36%	7.57%	7.57%	9.25%
Net interest margin	4.27%	4.13%	4.10%	3.88%	3.75%
Loan / deposit ratio	72.7%	72.3%	72.0%	72.5%	71.0%
Stockholders’ equity / total assets	10.8%	10.9%	11.2%	11.4%	10.9%
Efficiency ratio	66%	68%	66%	65%	69%
Book value per share	$10.00	$9.91	$9.26	$9.19	$8.87

The Company’s credit quality remains good. Net charge-offs for the six month period ending June 30, 2006 was $274,000, or 0.05% of average loans for the period. During the current quarter, there was a net recovery of $9,000. Allowance for loan losses was $7,310,000 at June 30, 2006, or 1.18% of loans outstanding. Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate), was $901,000 at June 30, 2006, compared to $1,549,000 at December 31, 2005. Nonperforming assets as a percentage of total assets was 0.09% at June 30, 2006, compared to 0.18% at December 31, 2005. The ratio of allowance for loan losses to nonperforming assets was 811% at June 30, 2006, compared to 419% at December 31, 2005. The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands

(unaudited)

As of or for the quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Non-accrual loans	$850	$647	$852	$932	$735
Past due loans 90 days or more and still accruing interest	1	551	658	442	136
Other real estate owned (“OREO”)	—	—	—	—	65
Repossessed assets other than real estate	50	65	39	—	5

Total non performing assets	$901	$1,263	$1,549	$1,374	$941
Non performing assets as a percentage of total assets	0.09%	0.13%	0.18%	0.16%	0.11%
Net charge-offs (recoveries)	$(9)	$283	$205	$(2)	$27
Net charge-offs as a percentage of average loans for the period	0.00%	0.05%	0.04%	0.00%	0.01%
Allowance for loan losses as a percentage of period end loans	1.18%	1.18%	1.26%	1.27%	1.27%

Loan growth and deposit growth over the previous twelve months were 27.5% and 24.5% respectively. Exclusive of the $53,336,000 loans and $78,302,000 deposits acquired from the CenterState Bank Mid Florida acquisition, the previous twelve month loan and deposit growth rates were 16.6% and 13.1%, respectively. The Company does not use broker deposits nor does it solicit deposits nationally. All deposits, as well as loans, are generated from the local markets in central Florida.

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Real estate loans
Residential	$173,011	$172,895	$148,090	$144,315	$139,226
Commercial	267,834	256,598	219,094	214,130	201,650
Construction, development and land loans	60,289	51,304	36,352	30,927	30,907

Total real estate loans	501,134	480,797	403,536	389,372	371,783
Commercial	64,978	65,173	63,475	64,944	65,505
Consumer and other loans	56,567	54,917	50,413	51,212	50,880

Total loans before unearned fees and costs	622,679	600,887	517,424	505,528	488,168
Unearned fees and costs	(1,041)	(1,003)	(766)	(745)	(700)

Total loans	$621,638	$599,884	$516,658	$504,783	$487,468

Deposit mix (in thousands of dollars)

At quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Checking accounts
Non interest bearing	$207,804	$220,541	$219,444	$201,749	$198,089
Interest bearing	107,035	123,214	89,309	100,990	99,685
Savings deposits	48,471	45,899	47,350	46,024	50,187
Money market accounts	111,445	107,449	96,082	99,413	106,856
Time deposits	380,276	332,564	265,152	247,945	231,736

Total deposits	$855,031	$829,667	$717,337	$696,121	$686,553

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Service charges on deposit accounts	$875	$748	$809	$833	$775
Commissions from mortgage broker activities	106	85	106	126	160
Loan related fees	75	79	63	79	69
Commissions from sale of mutual funds and annuities	81	270	39	126	68
Rental income	50	50	49	50	49
Debit card and ATM fees	141	137	134	128	126
BOLI income	63	65	43	—	—
Gain on sale of other real estate owned	—	—	—	7	—
Gain (loss) on sale of investments	—	—	(3)	—	—
Other service charges and fees	116	61	73	67	63

Total non interest income	$1,507	$1,495	$1,313	$1,416	$1,310

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Employee salaries and wages	$3,000	$2,748	$2,584	$2,564	$2,499
Employee incentive/bonus compensation	523	438	465	307	256
Employee stock option expense	181	130	0	0	0
Health insurance and other employee benefits	419	372	351	286	274
Payroll taxes	220	289	174	182	187
Other employee related expenses	149	147	119	113	119
Incremental direct cost of loan origination	(324)	(248)	(253)	(263)	(249)

Total salaries, wages and employee benefits	$4,168	$3,876	$3,440	$3,189	$3,086

Occupancy expense	856	768	730	727	689
Depreciation of premises and equipment	498	456	428	402	400
Supplies, stationary and printing	174	146	130	139	122
Marketing expenses	106	132	119	117	115
Data processing expenses	273	252	240	246	241
Legal, auditing and other professional fees	165	131	175	138	127
Bank regulatory related expenses	79	58	75	98	83
Postage and delivery	66	79	54	72	68
ATM related expenses	114	116	110	107	92
Other expenses	798	576	616	549	560

Total non interest expense	$7,297	$6,590	$6,117	$5,784	$5,583

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-five full service locations and four mini-locations in eight counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.